Exhibit 99.1

Lennox International Announces Results of Independent Audit
Committee Inquiry and Adjustments to Previously Reported
Results

DALLAS, July 8 /PRNewswire-FirstCall/ — Lennox International Inc. (NYSE: LII) announced today the findings of the independent review by the audit committee of its board of directors concerning the previously announced inquiry into accounting practices at the company’s Service Experts business segment.

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On March 11, 2004, concurrent with the company’s announcement that previously announced earnings would be revised downward due to accounting irregularities at certain of its Canadian service centers, the audit committee retained independent counsel, Akin Gump Strauss Hauer and Feld, to conduct an independent review to assess the scope and causes of the accounting issues.

Inquiry findings

The review by the audit committee included interviews of more than 70 people and the review of more than 60,000 documents over approximately three months. The review also included the investigation of accounting records at all Service Experts’ Canadian service centers, the corporate accounting records of Service Experts’ Canadian and U.S. operations, and a sampling of Service Experts’ U.S. service centers.

Consistent with previous reports, the review identified accounting issues at the service center and corporate levels in Canada. The review also found historic deficiencies in internal controls within Service Experts’ Canadian operation, which the company has been in the process of upgrading in recent months. While the review also identified certain accounting adjustments as a result of its examination of Service Experts’ U.S. operations, which are also reflected in the adjustments described below, it did not find deficiencies of the nature or type of those found in Canada.

As a result of the review, the company is taking additional remedial action, including accelerating the implementation of new IT systems in its remaining Canadian centers, eliminating the Canadian head office, consolidating Canadian operations with U.S. operations, personnel actions, and enhanced implementation of its procedures for handling claims that raise accounting issues.

“We are pleased to have this comprehensive investigation completed,” said Bob Schjerven, chief executive officer, Lennox International Inc. “Both the thoroughness of the review and our ongoing aggressive implementation of enhanced financial controls at our Service Experts operations in Canada demonstrate our continued commitment to financial integrity.”

Description of adjustments

The independent inquiry will result in downward adjustments of $7 million to previously reported cumulative earnings for the years 1999 through 2003, consisting of approximately $6 million attributable to the Service Experts business and $1 million in adjustments identified by the company in LII’s other operations.

On a preliminary basis, the company estimates net income for 2003 will increase by $7 million from the previously announced $77 million. In addition, a total of approximately $14 million in downward earnings adjustments for years prior to 2003 have been identified. These adjustments consist of an improvement in 2002 results of $300 thousand and reduced results of $4 million, $3 million and $7 million for the years 2001, 2000 and 1999, respectively.

The company continues to review the appropriate treatment for adjustments to results prior to 2003 with its external auditors. The company will file its Form 10-K with the SEC as soon as practicable upon the completion of this review. A further extension has been obtained from its lenders for delivery to them of its 10-K and 10-Q in order to finalize the process described above.

Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements, including the estimated adjustments to earnings stated above. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Lennox International Inc.